EXHIBIT 99.1

First Capital Bancorp, Inc. Reports Net Income of $1.1 Million for the Third Quarter 2013 Net Income of $.07 per Diluted Share Outstanding

GLEN ALLEN, Va., Oct. 22, 2013 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc. (the "Company") (Nasdaq:FCVA) parent company to First Capital Bank (the "Bank") reported today its financial results for the third quarter of 2013. For the three months ended September 30, 2013, the Company had net income of $1.1 million compared to $828 thousand for the same period in 2012, an increase of $249 thousand or 30.07%. Net income available to common shareholders was $991 thousand or $.07 per diluted share for the three months ended September 30, 2013 compared to $743 thousand or $.06 per diluted share for the same period in 2012, an increase of $248 thousand or 33.38%.

Earnings

Net interest income improved to $4.5 million for the quarter ended September 30, 2013, compared to $4.2 million in the third quarter of 2012, an increase of $358 thousand or 8.55%. The net interest margin for the third quarter of 2013 was 3.65% compared to 3.54% in the third quarter of 2012, an 11 basis point improvement year over year and a 4 basis point improvement over the 3.61% net interest margin reported in the second quarter of 2013.

Recoveries during the quarter ended September 30, 2013, resulting from previously charged off loans, provided an increase in the allowance for loan losses such that a provision was not needed. The allowance for loan losses at September 30, 2013, increased to $8.6 million or 2.06% of total loans from $7.2 million or 1.97% of total loans at September 30, 2012, and from $7.3 million or 1.93% of total loans at December 31, 2012.

Noninterest income was $459 thousand for the quarter ended September 30, 2013, compared to $621 thousand in the third quarter of 2012, a decrease of $162 thousand or 26.09%, driven by the decrease in gain on sale of mortgage loans to $142 thousand in the third quarter of 2013 compared to $253 thousand in the third quarter of 2012, and a decrease on gains on the sale of securities of a loss of $7 thousand compared to a gain of $53 thousand for the third quarter of 2012.

Total noninterest expense was $3.5 million for the quarter ended September 30, 2013, compared to $3.4 million in the third quarter of 2012, an increase of $51 thousand or 1.48%. Salaries and employee benefits increased $276 thousand or 14.78% to $2.1 million for the third quarter of 2013 compared to $1.9 million in the third quarter of 2012. This increase was primarily due to incentive accruals in 2013 that did not exist in 2012. This increase was offset by decreases in FDIC assessments and gains on the sale of Other Real Estate Owned.

First Capital Bancorp, Inc. Chief Executive Officer, John Presley commented: "The Board of Directors and management are pleased with the results for both the third quarter and for the first nine months of 2013. Earnings are strong, credit quality metrics are solid, and the growth in core deposits and loans have us well positioned for the rest of the year."

Growth

At September 30, 2013, total assets were $536.7 million compared to $529.5 million at September 30, 2012, a $7.2 million or 1.37% increase.

Gross loans, excluding loans held for sale, at September 30, 2013, were $417.2 million compared to $366.6 million at September 30, 2012, a $50.6 million or 13.82% increase year over year. The increase in loan balances was due primarily to increased production resulting largely from a new lending team member hired in the middle of 2012 and an increase in demand from our customers.

Investment securities at September 30, 2013, were $82.8 million compared to $93.1 million at September 30, 2012, a decrease of $10.3 million or 11.01%. To fund the increased loan demand, some higher risk rated bonds were sold and cash flows generated from the investment portfolio were redirected to meet this demand.

Total deposits at the end of the third quarter of 2013 decreased $434 thousand or 0.10% to $446.9 million compared to $447.3 million at September 30, 2012; however, noninterest bearing deposits increased $10.9 million or 21.25% to $62.4 million from $51.5 million at September 30, 2012.

The decrease in the bond portfolio and increase in noninterest bearing deposits contributed to the favorable rise in net interest margin during the third quarter of 2013.

First Capital Bank President and CEO, Bob Watts stated, "We are very pleased with the performance of our team as they attract new relationships, expand and enhance existing relationships and overall grow the Bank. It is gratifying to see the demand for the products and customer service a community bank such as ours can provide. We continue to embrace helping more customers in Central Virginia get to work."

Asset Quality

The allowance for loan losses was $8.6 million or 2.06% of total loans at September 30, 2013, compared to $7.2 million or 1.97% of total loans at September 30, 2012. The increase in the allowance for loan losses was primarily a result of recoveries of amounts previously charged off.  We believe that the growth in the level of the allowance for loan losses is reasonable in light of our loan growth and the uncertainty that remains in the economy.

Delinquencies, categorized as loans past due 30-89 days, continue to show improvement as well, reported at $665 thousand, or 0.16% of gross loans, at the end of the third quarter of 2013, down from $1.7 million, or 0.47% of gross loans, at the end of the same period last year.

The following table reflects details related to asset quality and the allowance for loan losses:

	September 30,
	2013	2012
	(Dollars in thousands)
Nonaccrual loans	$3,933	$9,279
Loans past due 90 days and accruing interest	--	--
Total nonperforming loans	3,933	9,279
Other real estate owned	2,602	4,502
Total nonperforming assets	$6,535	$13,781

Allowance for loan losses to period end loans	2.06%	1.97%
Nonperforming assets to total loans & OREO	1.56%	3.71%
Nonperforming assets to total assets	1.22%	2.60%
Allowance for loan losses to nonaccrual loans	218.44%	77.69%

	Three Months Ended
	September 30
	2013	2012
Allowance for loan losses
Beginning balance	$8,582	$7,253
Provision for loan losses	(86)	156
Net charge-offs (recoveries)	(96)	201
Ending balance	$8,591	$7,208

Capital

Total Risk Based Capital at September 30, 2013, was 13.91%, compared to 13.94% at September 30, 2012. Tier One Risk Based Capital at September 30, 2013, was 12.46% compared to 12.37% at September 30, 2012. Additionally, tangible common equity increased to 8.08% at the end of the third quarter of 2013 compared to 7.77% at September 30, 2012.

The Bank currently operates seven branches in Innsbrook, near Chesterfield Towne Center on Koger Center Boulevard, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank...Let's Make it Work

First Capital Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Selected Operating Data:

Interest income	$ 5,781	$ 5,697	$ 17,088	$ 17,304
Interest expense	1,238	1,512	3,892	5,204
Net interest income	4,543	4,185	13,196	12,100
Provision for loan losses	(86)	156	14	9,031
Other noninterest income	466	568	1,636	1,267
Securities gains	(7)	53	169	79
Noninterest expense	3,493	3,442	10,813	14,729
Income (Loss) before income tax	1,595	1,208	4,174	(10,314)
Income tax expense (benefit)	518	380	1,301	(3,668)
Net income (loss)	$ 1,077	$ 828	$ 2,873	$ (6,646)
Less: Preferred dividends	$ 86	$ 85	$ 258	$ 412
Net income (loss) available to common shareholders	$ 991	$ 743	$ 2,615	$ (7,058)
Basic net income (loss) per common share	$ 0.08	$ 0.06	$ 0.22	$ (0.93)
Diluted net income (loss) per common share	$ 0.07	$ 0.06	$ 0.19	$ (0.93)

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Balance Sheet Data:

Total assets	$ 536,694	$ 529,449	$ 536,694	$ 529,449
Loans, net	408,605	359,544	408,605	359,544
Deposits	446,871	447,305	446,871	447,305
Borrowings	38,071	33,094	38,071	33,094
Stockholders' equity	48,888	46,567	48,888	46,567
Book value per share	$ 3.56	$ 3.46	$ 3.56	$ 3.46
Tangible Common Equity to Assets	8.08%	7.77%	8.08%	7.77%
Total shares outstanding, in thousands	12,180	11,885	12,180	11,885

Asset Quality Ratios
Allowance for loan losses	$ 8,591	$ 7,208	$ 8,591	$ 7,208
Nonperforming assets	6,535	13,782	6,535	13,782
Net (recoveries) charge-offs	(96)	201	(1,308)	11,094
Net (recoveries) charge-off to average loans	-0.02%	0.05%	-0.32%	2.95%
Allowance for loan losses to period end loans	2.06%	1.97%	2.06%	1.97%
Nonperforming assets to total loans & OREO	1.56%	3.71%	1.56%	3.71%

Selected Performance Ratios:
Return on average assets	0.80%	0.63%	0.72%	-1.68%
Return on average equity	8.95%	7.13%	8.05%	-19.34%
Net interest margin (tax equivalent basis)	3.65%	3.54%	3.61%	3.36%
CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com